Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Board Approves $50 Million Increase to Share Repurchase Program While Management

Continues Deleveraging Strategy

For Immediate Release

NEW YORK, NY, August 6, 2026 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the second quarter ended June 30, 2026 and filed its Form 10-Q with the U.S. Securities and Exchange Commission (the "SEC").

CION also announced that, on August 3, 2026, its co-chief executive officers declared base distributions of $0.10 per share for each of October, November and December 2026, which will be payable to shareholders on October 30, November 27, and December 28, 2026, respectively, to shareholders of record as of October 16, November 13, and December 11, 2026, respectively.

SECOND QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended June 30, 2026 were $0.29 per share and $0.62 per share, respectively;

•	Net asset value per share was $13.57 as of June 30, 2026 compared to $13.11 as of March 31, 2026, an increase of $0.46 per share, or 3.5%. The increase was primarily due to mark-to-market price increases to certain equity investments in the Company’s portfolio during the quarter ended June 30, 2026;

•	As of June 30, 2026, the Company had $1.17 billion of total principal amount of debt outstanding, of which 25% was comprised of senior secured bank debt and 75% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.52x as of June 30, 2026 compared to 1.62x as of March 31, 2026;

•	As of June 30, 2026, the Company had total investments at fair value of $1.65 billion in 82 portfolio companies across 23 industries. The investment portfolio was comprised of 79.2% senior secured first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $54 million, funded previously unfunded commitments of $13 million, and had sales and repayments totaling $157 million, resulting in a net decrease to the Company's funded portfolio of $90 million;

•	As of June 30, 2026, investments on non-accrual status amounted to 1.44% and 4.41% of the total investment portfolio at fair value and amortized cost, respectively, down from 1.53% and 5.35%, respectively, as of March 31, 2026;

•	During the quarter, the Company repurchased 1,099,109 shares of its common stock under its 10b5-1 trading plan at an average price of $7.28 per share for a total repurchase amount of $8.0 million. Through June 30, 2026, the Company repurchased a total of 7,755,736 shares of its common stock under its 10b5-1 trading plan at an average price of $9.44 per share for a total repurchase amount of $73.2 million;

•	On July 9 and July 24, 2026, the Company repaid a total of approximately $125 million in aggregate principal amount of borrowings under its JPM Credit Facility;

•	On July 15, 2026, the Company entered into note purchase agreements with certain institutional investors in connection with the Company's issuance of up to $10 million in aggregate principal amount of its 7.50% senior unsecured notes due 2029 and up to $50 million in aggregate principal amount of its 8.00% senior unsecured notes due 2031. The initial closing on July 15, 2026 consisted of an aggregate principal amount of $2 million in 7.50% 2029 Notes and an aggregate principal amount of $28 million in 8.00% 2031 Notes; and

•	On July 30, 2026, the Company increased the authorized amount of shares that may be repurchased by the Company under its share repurchase policy by $50 million, from up to $80 million to up to $130 million. The share repurchase policy may be implemented at the Company’s sole discretion, subject to market conditions, applicable law and other factors.

DISTRIBUTIONS

•	For the quarter ended June 30, 2026, the Company paid monthly base distributions totaling $14.8 million, or $0.30 per share.

Mark Gatto, co-Chief Executive Officer of CION, commented:

"This was a good quarter based on our key metrics — net asset value per share was up, net investment income was up, and non-accruals were down, with no new names placed on non-accrual and no new internal risk rating downgrades. Reflecting that confidence, our Board has authorized a $50 million increase to our existing share repurchase program, bringing the total to $130 million. We continue to believe our stock is significantly undervalued relative to our net asset value, and we are prepared to continue acting on that conviction."

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	June 30, 2026		March 31, 2026
Investment portfolio, at fair value[1]	$1,645,159		$1,702,420
Total debt outstanding[2]	$1,174,844		$1,174,844
Net assets	$667,776		$659,636
Net asset value per share	$13.57		$13.11
Debt-to-equity	1.76	x	1.78	x
Net debt-to-equity	1.52	x	1.62	x

	Three Months Ended
(in thousands, except share and per share data)	June 30, 2026	March 31, 2026
Total investment income	$49,793	$49,537
Total operating expenses and income tax expense	$35,623	$36,673
Net investment income after taxes	$14,170	$12,864
Net realized (losses) gains	$(17,966)	$237
Net unrealized gains (losses)	$34,776	$(36,132)
Net increase (decrease) in net assets resulting from operations	$30,980	$(23,031)

Net investment income per share	$0.29	$0.25
Net realized and unrealized gains (losses) per share	$0.33	$(0.70)
Earnings per share	$0.62	$(0.45)

Weighted average shares outstanding	49,660,843	50,803,697
Distributions declared per share	$0.30	$0.30

Total investment income for the three months ended June 30, 2026 and March 31, 2026 was $49.8 million and $49.5 million, respectively. The slight increase in total investment income was primarily driven by an increase in the amortization of purchase discounts from opportunistic investment purchases made during the second quarter. This increase was partially offset by lower interest income earned on our investments due to a reduction in the size of our portfolio during the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026.

Operating expenses for the three months ended June 30, 2026 and March 31, 2026 were $35.6 million and $36.7 million, respectively. The decrease in operating expenses was primarily attributable to lower interest expense, which resulted from a decrease in the Company's average debt outstanding during the second quarter. The decrease was further driven by lower general and administrative expenses during the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended June 30, 2026 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type (in thousands)	$	%	$	%
Senior secured first lien debt	$55,271	97%	$(151,965)	97%
Collateralized securities and structured products - equity	—	—	(4,900)	3%
Equity	1,510	3%	—	—
Total	$56,781	100%	$(156,865)	100%

During the three months ended June 30, 2026, new investment commitments were made across 1 new and 10 existing portfolio companies. During the same period, the Company received full repayment of investments in 5 portfolio companies and sold all investments in 3 portfolio companies. As a result, the number of portfolio companies decreased to 82 as of June 30, 2026 from 89 as of March 31, 2026.

PORTFOLIO SUMMARY1

As of June 30, 2026, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type (in thousands)	$	%
Senior secured first lien debt	$1,303,616	79.2%
Senior secured second lien debt	—	—
Unsecured debt	7,359	0.5%
Equity	334,184	20.3%
Total	$1,645,159	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2026		March 31, 2026
Number of portfolio companies	82		89
Percentage of performing loans bearing a floating rate[3]	87.0%		88.6%
Percentage of performing loans bearing a fixed rate[3]	13.0%		11.4%
Yield on debt and other income producing investments at amortized cost[4]	10.57%		10.43%
Yield on performing loans at amortized cost[4]	11.23%		11.24%
Yield on total investments at amortized cost	8.90%		8.92%
Weighted average leverage (net debt/EBITDA)[5]	5.07	x	4.62	x
Weighted average interest coverage[5]	1.87	x	2.08	x
Median EBITDA[6]	$33.7 million		$34.6 million

As of June 30, 2026, investments on non-accrual status represented 1.44% and 4.41% of the total investment portfolio at fair value and amortized cost, respectively. As of March 31, 2026, investments on non-accrual status represented 1.53% and 5.35% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2026, the Company had $1.17 billion of total principal amount of debt outstanding, comprised of $300 million of outstanding borrowings under its senior secured credit facilities and $875 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.5% for the quarter ended June 30, 2026. As of June 30, 2026, the Company had $163 million in cash and short-term investments and $25 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, August 6, 2026 at 11:00 am Eastern Time to discuss its financial results for the second quarter ended June 30, 2026. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Second Quarter Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $14.9 million and $16.7 million as of June 30, 2026 and March 31, 2026, respectively.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt and equity investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,182,506 and $1,238,358, respectively)	$1,092,285	$1,158,985
Non-controlled, affiliated investments (amortized cost of $387,844 and $360,895, respectively)	402,986	364,335
Controlled investments (amortized cost of $360,206 and $342,843, respectively)	304,822	289,670
Total investments, at fair value (amortized cost of $1,930,556 and $1,942,096, respectively)	1,800,093	1,812,990
Cash	7,664	8,159
Interest and fees receivable on investments	34,571	27,979
Receivable due on investments sold and repaid	1,590	3,699
Prepaid expenses and other assets	2,770	1,973
Total assets	$1,846,688	$1,854,800

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $14,903 and $14,263, respectively)	$1,159,941	$1,125,580
Payable for investments purchased	3,076	2,529
Accounts payable and accrued expenses	727	785
Interest payable	5,111	5,764
Accrued management fees	6,040	6,423
Accrued subordinated incentive fee on income	3,006	3,882
Accrued administrative services expense	1,011	2,182
Share repurchases payable	—	27
Total liabilities	1,178,912	1,147,172

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 49,202,704 and 51,420,629 shares issued, and 49,202,704 and 51,417,866 shares outstanding, respectively	49	51
Capital in excess of par value	986,777	1,004,496
Accumulated distributable losses	(319,050)	(296,919)
Total shareholders' equity	667,776	707,628
Total liabilities and shareholders' equity	$1,846,688	$1,854,800
Net asset value per share of common stock at end of period	$13.57	$13.76

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2026	2025	2026	2025	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$22,460	$32,478	$46,146	$66,598	$123,768
Paid-in-kind interest income	7,868	6,289	13,356	14,648	29,782
Fee income	2,327	739	5,201	4,522	9,447
Dividend income	899	1,212	1,352	1,718	2,660
Non-controlled, affiliated investments
Interest income	2,605	2,305	4,665	4,280	8,550
Paid-in-kind interest income	3,747	3,342	8,733	6,490	13,627
Fee income	583	700	583	700	975
Dividend income	2,602	439	5,947	630	5,645
Controlled investments
Interest income	6,042	4,467	12,420	8,259	30,896
Paid-in-kind interest income	660	—	927	—	5,821
Fee income	—	273	—	473	9,650
Total investment income	49,793	52,244	99,330	108,318	240,821
Operating expenses
Management fees	6,040	6,497	12,145	13,122	26,076
Administrative services expense	1,194	1,196	2,570	2,475	5,180
Subordinated incentive fee on income	3,006	3,589	5,734	7,673	19,736
General and administrative	1,543	1,393	3,505	3,229	6,334
Interest expense	23,836	22,637	48,249	45,635	90,540
Total operating expenses	35,619	35,312	72,203	72,134	147,866
Net investment income before taxes	14,174	16,932	27,127	36,184	92,955
Income tax expense (benefit), including excise tax	4	10	93	10	(85)
Net investment income after taxes	14,170	16,922	27,034	36,174	93,040
Realized and unrealized gains (losses)
Net realized (losses) gains on:
Non-controlled, non-affiliated investments	(17,966)	(32,376)	(17,888)	(30,082)	(39,569)
Non-controlled, affiliated investments	—	—	159	—	—
Net realized losses	(17,966)	(32,376)	(17,729)	(30,082)	(39,569)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	9,652	20,832	(15,859)	(9,830)	(42,242)
Non-controlled, affiliated investments	11,970	10,560	16,710	2,131	10,757
Controlled investments	13,154	11,378	(2,207)	(13,782)	(42,617)
Net change in unrealized appreciation (depreciation)	34,776	42,770	(1,356)	(21,481)	(74,102)
Net realized and unrealized gains (losses)	16,810	10,394	(19,085)	(51,563)	(113,671)
Net increase (decrease) in net assets resulting from operations	$30,980	$27,316	$7,949	$(15,389)	$(20,631)
Per share information—basic and diluted
Net increase (decrease) in net assets per share resulting from operations	$0.62	$0.52	$0.16	$(0.29)	$(0.39)
Net investment income per share	$0.29	$0.32	$0.54	$0.68	$1.78
Weighted average shares of common stock outstanding	49,660,843	52,628,784	50,229,113	52,848,420	52,341,612

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in total assets as of June 30, 2026. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on August 6, 2026, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media and Investor Relations

general@cioninvestments.com